BLACK HILLS CORPORATION ANNOUNCES

RECENT CHANGES ON THE BOARD OF DIRECTORS

RAPID CITY, SD—March 19, 2007—Black Hills Corporation (NYSE: BKH) today announced changes in the composition of the Board of Directors.

Richard Korpan, Director since 2003, informed the Board that, for personal reasons, he would not seek reelection for an additional term at the Annual Meeting of Shareholders, to be held in May 2007. The Board named Gary L. Pechota as nominee for election as a Director at the 2007 Annual Shareholder Meeting, to fill the vacancy created by Mr. Korpan’s departure. Mr. Pechota, retired, formerly was Chief of Staff of the National Indian Gaming Commission and previously served in the capacities of Chief Executive Officer, President and Chairman of the Board for companies in the cement industry.

The Board also recently appointed Warren L. Robinson to the Company’s Board of Directors, effective April 1, 2007. Mr. Robinson, retired, formerly was Executive Vice President, Treasurer and Chief Financial Officer with MDU Resources Group, Inc., an energy and natural resources company headquartered in Bismarck, ND. Mr. Robinson fills a vacancy on the Board whose term expires at the 2008 Annual Meeting of Shareholders.

David R. Emery, Chairman, President and CEO of Black Hills Corporation, said, “We thank Dick Korpan for his service, contributions and friendship during his tenure on our Board. His leadership and foresight were valuable to our operations and strategy, and we are grateful to him. We are pleased that Gary Pechota has been nominated to replace Korpan, pending shareholder approval. His credentials and career reflect significant experience, which will be beneficial to our Board.

“We also take this opportunity to welcome Warren Robinson to our Board,” Emery said. “We know he will be an asset not only because of his 28 years of experience in business and industry, but also because he is a longtime neighbor and friend of our Company. His experience and insight will be invaluable to us.” Emery concluded, “All these changes provide continuity in our leadership as we advance our strategic agenda in the months and years ahead.”

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at our Internet web site: www.blackhillscorp.com.

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